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                                  EXHIBIT 99.1

CONTACTS:   Corporate Communications                     Investor Relations
            212/768-1150                                 212/768-1150


                      WRC APPOINTS INDEPENDENT ACCOUNTANTS

New York, May 1, 2002 - WRC Media Inc. today announced that its Board of Directors has appointed Deloitte & Touche as the company's independent accountants for 2002. The action was based on a thorough evaluation process performed by the Audit Committee of the Board of Directors of WRC Media Inc.

"We look forward to working with Deloitte & Touche in the firm's new role as our independent accountants," said Martin E. Kenney, Jr., President and Chief Executive Officer.

Prior to the selection of Deloitte & Touche, Arthur Andersen had served as the company's independent accountants. "We value greatly the professional services provided by Arthur Andersen over the years and appreciate the excellent work provided by their WRC team," said Kenney.

WRC Media Inc., is a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets. WRC Media's product suite includes some of the best-known brands in education, recognized for their consistent high quality and proven effectiveness.